THIRD AMENDMENT TO THE
ABSOLUTE SHARES TRUST
CUSTODY AGREEMENT

THIS THIRD AMENDMENT, effective as of November 11, 2016, to the Custody Agreement, dated as of June 11, 2014, as amended October 7, 2015 and October 1, 2016 (the "Agreement"), is entered into by and between ABSOLUTE SHARES TRUST, a Delaware statutory trust (the "Trust") and U.S. BANK, N.A., a national banking association ("Custodian").

RECITALS

WHEREAS, the parties have entered into the Agreement; and

WHEREAS, the parties desire to amend the list of funds of the Trust; and

WHEREAS, the parties desire to add the WBI Power FactorTM High Yield Dividend ETF to the Agreement; and

WHEREAS, Article XV, Section 15.02 of the Agreement allows for its amendment by a written instrument executed by both parties.

NOW, THEREFORE, the parties agree as follows:

Amended Exhibit B of the Agreement is hereby superseded and replaced with Amended Exhibit B attached hereto.

Except to the extent amended hereby, the Agreement shall remain in full force and effect.

IN WITNESS WHEREOF, the parties hereto have caused this Third Amendment to be executed by a duly authorized officer on one or more counterparts as of the date and year first written above.

ABSOLUTE SHARES TRUST	U.S. BANK, N.A.

By: /s/ Don Schreiber, Jr.	By: /s/ Michael R. McVoy

Name: Don Schreiber, Jr.	Name: Michael R. McVoy

Title: President	Title: Senior Vice President

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Amended Exhibit B to the Custody Agreement – Absolute Shares Trust

Fund Names

Name of Series

WBI Tactical SMG Shares (WBIA)

WBI Tactical SMV Shares (WBIB)

WBI Tactical SMY Shares (WBIC)

WBI Tactical SMS Shares (WBID)

WBI Tactical LCG Shares (WBIE)

WBI Tactical LCV Shares (WBIF)

WBI Tactical LCY Shares (WBIG)

WBI Tactical LCS Shares (WBIL)

WBI Tactical Income Shares (WBII)

WBI Tactical High Income Shares (WBIH)

WBI Tactical Rotation Shares (WBIR)

WBI Power FactorTM High Yield Dividend ETF (WBIY)

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